Exhibit 99.2

DYNΛVAX

      INNOVATING IMMUNOLOGY

Dynavax Announces FDA Advisory Committee Meeting

To Review HEPLISAV-B

--Advisory Committee Meeting Scheduled for November 16, 2016--

BERKELEY, Calif. – August 5, 2016 -- Dynavax Technologies Corporation (NASDAQ: DVAX) announced today that the Vaccines and Related Biological Products Advisory Committee (VRBPAC) will review the Biologics License Application (BLA) for HEPLISAV-B™ [Hepatitis B Vaccine, Recombinant (Adjuvanted)] at its meeting on November 16, 2016.  The FDA has indicated it will communicate questions for the VRBPAC to address closer in time to the meeting date.  HEPLISAV-B, the company’s vaccine candidate for immunization against infection caused by all known subtypes of hepatitis B virus in adults ages 18 years of age and older, is currently under FDA review, with a December 15, 2016 Prescription Drug User Fee Act (PDUFA) action date.

“The upcoming VRBPAC meeting is the next step towards our goal of obtaining regulatory approval for HEPLISAV-B and we are prepared for it,” said Eddie Gray, chief executive officer of Dynavax. “The company looks forward to discussing HEPLISAV-B with the advisory committee and continuing to work closely with the FDA through the review process.”

The VRBPAC reviews and evaluates data regarding the safety, efficacy, and appropriate use of vaccines and related biological products that are intended for use in the prevention, treatment, or diagnosis of human diseases.

About Hepatitis B

Hepatitis B is a viral disease of the liver that can become chronic and can lead to cirrhosis of the liver, hepatocellular carcinoma and death. In the U.S., the CDC estimates that approximately 20,000 hepatitis B infections continue to occur annually, with the vast majority occurring in adults. There is no cure for hepatitis B, and disease prevention through effective vaccination is critical to reducing the spread of the disease. Currently marketed hepatitis B vaccines are administered in three doses over a six-month schedule. Results of a published Vaccine Safety Datalink study showed that 54 percent of adults completed the currently available three-dose hepatitis B vaccine series in one year. Those who do not complete the series may not be adequately protected against hepatitis B.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. HEPLISAV-B is administered in two doses over one month.

In Phase 3 trials, HEPLISAV-B demonstrated higher and earlier protection with fewer doses than a currently licensed hepatitis B vaccine.  It also demonstrated a similar safety profile to the existing vaccine.

The investigational vaccine's safety profile is based on clinical trials that generated safety data from more than 14,000 participants. The most frequently reported local reaction was injection site pain. The most common systemic reactions were fatigue, headache and malaise, all of which were similar to an existing vaccine.

Dynavax has worldwide commercial rights to HEPLISAV-B.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information, visit www.dynavax.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding HEPLISAV-B and FDA review. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether there will be changes in the data or interpretation; whether the final study results will be deemed satisfactory by the FDA; whether additional studies or manufacturing process enhancements will be required or other issues will arise that will delay the BLA review or negatively impact the review and approval by the FDA; initiation, enrollment and completion of pre-clinical studies and clinical trials of our other product candidates, including SD-101; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; and other risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Contact:

Katie Hogan

WCG

415.658.9745

khogan@wcgworld.com

Contact:

Michael Ostrach

Chief Financial Officer, Dynavax

510.229.2907

mostrach@dynavax.com